Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:

November 17, 2022	Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 54 cents per share payable on January 13, 2023, to shareholders of record at the close of business January 6, 2023. In addition the directors declared a special dividend of 20 cents per share payable on January 13, 2023, to shareholders of record at the close of business January 6, 2023. Today’s declarations bring the total dividend declared in 2022 to $1.28 per share.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana, Illinois, Kentucky, and Tennessee.